EXHIBIT 77D/77Q1(b)

Westcore Trust (the “Trust”) - Semi-Annual N-SAR report for the fiscal period ending 06/30/13

Westcore Blue Chip Dividend Fund

Westcore Mid-Cap Value Dividend Fund

Item 77D/77Q1(b) - Policies with Respect to Securities Investments:

On April 30, 2013, on Form Type 485BPOS (accession number 0001003297-13-000169), an amendment to the registration statement of the Trust was filed with the Securities and Exchange Commission. The amendment is incorporated herein by reference as part of the response to Items 77D and 77Q1(b) of this semi-annual report.  The amended registration statement disclosed, among other things, certain changes that were made to the principal investment objective and strategies of the Westcore Blue Chip Dividend Fund, and to the investment strategies of the Westcore Mid-Cap Value Dividend Fund.